UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):
August 31, 2016

CASH AMERICA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Texas	001-09733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 West 7th Street
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Termination of Indenture

Information set forth in Item 8.01 below, as to the satisfaction and discharge of the Indenture (as defined below) governing the Notes (as defined below), is incorporated by reference into this Item 1.02.

Termination of Credit Facilities

In connection with the consummation of the Merger (as defined below), on September 1, 2016, Cash America International, Inc., a Texas corporation (“Cash America”), terminated the credit facilities (the “Credit Facilities”) evidenced by that certain Credit Agreement, dated as of March 30, 2011 (as amended, modified, extended, restated, replaced, or supplemented prior to the date hereof, the “Existing Credit Agreement”), among Cash America, each of those domestic subsidiaries of Cash America from time to time party thereto as guarantors, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent. In connection with the consummation of the Merger, the outstanding balance of approximately $232 million under the Existing Credit Facility was repaid. Upon the termination of the Existing Credit Facility, Cash America paid $249,764 in interest and fees.

When Cash America entered into the Existing Credit Agreement, it also entered into a Standby Letter of Credit Agreement for the issuance of up to $20.0 million in letters of credit (the “Letter of Credit Facility”) that is also guaranteed by Cash America’s domestic subsidiaries. In connection with the consummation of the Merger, on September 1, 2016, all outstanding letters of credit, in the aggregate amount of $5.96 million, were transferred to First Cash’s line of credit facility and the Letter of Credit Facility was terminated.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 1, 2016, Cash America completed the previously announced merger of equals business combination with First Cash Financial Services, Inc. (“First Cash”) as contemplated by that certain Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”), by and among Cash America, First Cash and Frontier Merger Sub, LLC, a Texas limited liability company and wholly owned subsidiary of First Cash (“Merger Sub”). On September 1, 2016 and pursuant to the Merger Agreement, Cash America merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity in the Merger and a wholly owned subsidiary of First Cash.

As a result of the Merger, at 11:59 p.m. Central Time on September 1, 2016 (the “Effective Time”), each outstanding share of common stock of Cash America (“Cash America Common Stock”), other than certain cancelled shares, was converted into the right to receive 0.840 shares of First Cash common stock (“First Cash Common Stock”) and cash in lieu of any fractional shares of any First Cash Common Stock that Cash America shareholders would otherwise have been entitled to receive.

The issuance of First Cash Common Stock in connection with the Merger was registered under the Securities Act of 1933, as amended, pursuant to First Cash’s registration statement on Form S-4 (File No. 333-212020) filed with the Securities and Exchange Commission (the “SEC”) and declared effective on July 29, 2016.

The description of the Merger Agreement and related transactions (including, without limitation, the Merger) in this Current Report on Form 8-K (this “Form 8-K”) does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to Cash America’s Current Report on Form 8-K filed with the SEC on April 29, 2016 and incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

    In connection with the closing of the Merger, trading in shares of Cash America Common Stock on the New York Stock Exchange (“NYSE”) has been halted. Following a request from Cash America, the NYSE filed a notification of removal from listing and registration on Form 25 with the SEC to delist and deregister the Cash America Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) following the close of NYSE trading on September 1, 2016. Cash America intends to file with the SEC a certification on Form 15 requesting the termination of registration of the Cash America Common Stock under Section 12(g) of the Exchange Act and the suspension of reporting obligations under Sections 13 and 15(d) of the Exchange Act.

The information set forth under Item 2.01 of this Form 8-K is incorporated by reference into this Item 3.01.

Item 3.03 Material Modification to Rights of Security Holders.

In connection with the Merger, at the Effective Time, each share of Cash America Common Stock was converted into the right to receive 0.840 shares of First Cash Common Stock. The information set forth under Items 2.01 and 3.01 of this Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01 Changes in Control of Registrant.

The information set forth under Items 2.01 and 3.01 of this Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

In accordance with the terms of the Merger Agreement, at the Effective Time all of the directors of Cash America ceased serving as a director on the board of directors of Cash America and any and all committees thereof. No director ceased serving because of any disagreement with Cash America on any matter relating to Cash America’s operations, policies or practices.

Effective as of the Effective Time, as approved by the board of directors of First Cash and pursuant to the Merger Agreement, the number of directors on the First Cash board of directors was increased from four (4) to seven (7), and the following former members of the Cash America board of directors were appointed to the First Cash board of directors: Daniel E. Berce, James H. Graves and Daniel R. Feehan. Additionally, pursuant to the Merger Agreement, Mr. Feehan was appointed as Chairman of the Board of First Cash.

Officers

None of the executive officers of Cash America, other than T. Brent Stuart, will continue as officers of First Cash or Merger Sub (which is the entity into which Cash America was merged). It is expected that First Cash will appoint new officers of Merger Sub in their place.

Item 5.07. Submission of Matters to a Vote of Security Holders.

Cash America held a Special Meeting of Shareholders on August 31, 2016 (the “Special Meeting”). As of July 29, 2016, the Company’s record date for the Special Meeting, there were a total of 24,025,196 shares of common stock outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 21,012,169 shares of common stock were represented in person or by proxy and a quorum was present. The Company’s shareholders voted on three proposals and cast their votes as follows:

Proposal 1: The shareholders approved the Agreement and Plan of Merger, dated as of April 28, 2016, by and among First Cash, Cash America and Merger Sub, with respect to an all-stock, merger of equals transaction. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
20,812,490	65,965	133,714	0

Proposal 2: The shareholders did not approve, on a non-binding advisory basis, specific compensatory arrangements relating to the Merger between Cash America and its named executive officers. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
9,044,870	11,835,276	132,023	0

Proposal 3: The shareholders approved any motion to adjourn the Cash America special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
19,709,037	1,175,748	127,384	0

Although the foregoing proposal was approved, adjournment of the Special Meeting was not necessary or appropriate because Cash America’s shareholders approved the Merger Agreement.

Item 8.01 Other Events.

Redemption of 5.75% Senior Notes due 2018 and Satisfaction and Discharge of the Indenture

Effective as of September 1, 2016 (the “Redemption Date”), Cash America redeemed all of the outstanding 5.75% Senior Notes due 2018 (the “Notes”) at an aggregate redemption price of $198.6 million (the “Redemption Price”) including accrued but unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date, in accordance with the terms of the Indenture dated as of May 15, 2013 (the “Indenture”), between Cash America, the guarantors party thereto and Wilmington Savings Funds Society, FSB (the “Trustee”) as successor trustee to Wells Fargo Bank, National Association.

Cash America has irrevocably deposited with the Trustee sufficient funds to fund the redemption of the Notes. As a result, Cash America and the guarantors under the Notes have been released from their respective obligations under the Notes and the Indenture pursuant to the satisfaction and discharge provisions thereunder, effective as of the Redemption Date.

As previously disclosed, in Wilmington Savings Fund Society, FSB v. Cash America International, Inc., Case No. 15-cv-05027-JMF (S.D.N.Y July 22, 2015), the Trustee, acting on behalf of holders of Cash America’s Notes, has sued Cash America, claiming that Cash America’s spin-off of Enova International, Inc. (the “Enova spin transaction”) constituted an event of default under the Indenture under which the Notes were issued and seeking repayment of the Notes plus a make whole premium calculated from the date of the Enova spin transaction. The redemption of the Notes has not resolved the claims pending in the litigation. Pending claims remain before the court regarding whether the Enova spin transaction constituted an event of default under the Indenture and if so, whether damages are owed by Cash America to the plaintiff and if so, the amount of damages.

Press Release

On August 31, 2016, Cash America and First Cash issued a joint press release announcing the results of the proposals considered at each company’s special meeting. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Joint Press Release of First Cash Financial Services, Inc. and Cash America International, Inc., issued August 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.

Date:	September 2, 2016	By:	/s/ T. Brent Stuart
T. Brent Stuart
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint Press Release of First Cash Financial Services, Inc. and Cash America International, Inc., issued August 31, 2016